Exhibit 10.51
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of this 16th day of December 2008 by and between Burger King Corporation, a Florida corporation (together with any successor thereto, the “Company”), and John Chidsey (“Executive”).
     WHEREAS, Executive commenced employment with the Company on March 1, 2004 (the “Commencement Date”); and
     WHEREAS, Executive has served as the President and Chief Executive Officer of the Company pursuant to an Employment Agreement with the Company, dated as of April 7, 2006 (as amended from time to time, the “Original Agreement”);
     WHEREAS, the Company desires that Executive continue to serve the Company as the Chief Executive Officer on the terms and conditions set forth in this Agreement; and
     WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of Executive’s continued employment with the Company as its Chief Executive Officer and desire that this Agreement shall supersede the Original Agreement;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:
     1. Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to continue to employ Executive, and Executive hereby accepts such continued employment with the Company.
     2. Amendment and Restatement of Original Agreement. This Agreement shall serve as a complete amendment and restatement of the Original Agreement. All terms of the Original Agreement shall be superseded by the terms of this Agreement and, upon execution of this Agreement, the Original Agreement shall be of no further force and effect.
     3. Term of Employment. Unless Executive’s employment shall sooner terminate pursuant to Section 10, the Company shall employ Executive on the terms and subject to the conditions of this Agreement for the term commencing on April 7, 2006 and ending on April 6, 2009 (the “Term”). Effective upon the expiration of the Term and each Additional Term (as defined below), Executive’s employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of three years (each, an “Additional Term”), in each such case, commencing upon the expiration of the Term or the then current Additional Term, as the case may be, unless either party shall have given written notice to the other, at least six (6) months prior to the expiration of the Term or such Additional Term, of its intention not to extend the Employment Period (as defined below) hereunder. Executive’s Separation from Service (as defined below) with the Company pursuant to any such notice of non-extension delivered by the Company to Executive shall occur upon expiration of the relevant Term or Additional Term (as applicable) and shall be deemed to constitute his Separation from

Service due to termination of his employment by the Company Without Cause (as defined below) pursuant to Section 10(c) hereof. For purposes of this Agreement, “Separation from Service” has the meaning given to such term in Section 1.409A-1(h) of the regulations (as amended) promulgated under Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”). The period during which Executive is employed by the Company pursuant to this Agreement, including any extension thereof in accordance with this section, shall be referred to as the “Employment Period.”
     4. Position and Responsibilities. During the Employment Period, Executive shall serve as the Chief Executive Officer of the Company, shall report to the Board of Directors of the Company (the “Board”) and shall have such duties and responsibilities as are customarily assigned to individuals serving in such position and such other duties consistent with Executive’s title and position as the Board (or any committee thereof, such committee also referred to as the “Board”) specifies from time to time.
     Executive shall devote substantially all of his skill, knowledge, commercial efforts and reasonable business time to the conscientious and faithful performance of his duties and responsibilities for the Company to the best of his ability, except for vacation time as provided by Company policy and absence for sickness or similar disability. Consistent with the foregoing, Executive shall spend such reasonable time as may be devoted to the fulfillment of Executive’s civic responsibilities and as may be necessary from time to time for personal financial matters.
     5. Base Salary. During the Employment Period, the Company shall pay Executive a base salary at an annualized rate of $1,042,875, payable in installments on the Company’s regular payroll dates. The Board shall review Executive’s base salary annually during the Employment Period and, in its sole discretion, may increase (but not decrease) such base salary from time to time based upon such factors as the Board shall consider relevant. The annual base salary payable to Executive under this Section 5 shall hereinafter be referred to as the “Base Salary.”
     6. Annual Incentive Compensation. Executive shall be eligible to earn an annual bonus for each fiscal year of the Company ending during the Employment Period (each, an “Annual Bonus”) as follows: (i) a target Annual Bonus equal to 100% of Executive’s Base Salary for such fiscal year, if the Company and/or Executive (as applicable) achieves the target performance goals established by the Board for such fiscal year, (ii) a stretch Annual Bonus equal to 200% of Executive’s Base Salary for such fiscal year, if the Company and/or Executive (as applicable) achieves or exceeds the stretch performance goals established by the Board for such fiscal year, and (iii) a minimum Annual Bonus equal to 50% of Executive’s Base Salary for such fiscal year, if the Company and/or Executive (as applicable) achieves at least the threshold performance goals established by the Board for such fiscal year, in each case, as determined by the Board. If performance for a given fiscal year is above the minimum performance goals but below the target performance goals, or above the target performance goals but below the stretch performance goals, the Board shall determine the amount of Executive’s Annual Bonus for such fiscal year using the straight-line interpolation method. If the Company does not achieve the minimum performance goals for a fiscal year, Executive shall not be entitled to receive an Annual Bonus for such fiscal year. Notwithstanding the foregoing, Executive hereby acknowledges that, while the Company is a publicly held corporation, the Company may make such modifications to any incentive compensation plan, program or arrangement (including, without limitation, the annual bonuses contemplated by this Section 6 to the extent necessary so that such incentive compensation qualifies as qualified performance-based compensation within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder or otherwise in order to comply with Section 162(m) of the Code and be deductible by the Company. Any such modification will not affect the Annual Bonus targets set forth herein, and Executive acknowledges that, notwithstanding anything in this Agreement to the contrary, any such modification will not constitute grounds for Executive to terminate his employment with the Company for Good Reason (as defined below).
     Any Annual Bonus that becomes payable to Executive pursuant to this Section 6 shall be paid to Executive as soon as reasonably practicable following receipt by the Board of the audited consolidated financial statements of the Company for the relevant fiscal year, but in no event later than two and a half (2 1/2) months following the end of the applicable fiscal year in which such Annual Bonus was earned. Executive shall be entitled to receive any Annual Bonus that becomes payable in a lump sum cash payment or, at his election, in any form that the Board generally makes available to the Company’s executive management team; provided that any such election is made by Executive in compliance with Section 409A of the Code and the regulations promulgated thereunder.
     7. Equity Incentive Arrangements.
     (a) Long-Term Incentive Compensation. Except as expressly provided for herein, (i) all options to purchase shares of common stock of Burger King Holdings, Inc. (“BKH,” and such shares “BKH Shares”) currently held by Executive as of the date hereof (the “Options”) and (ii) any other equity-based awards with respect to BKH Shares held by Executive as of the date hereof will continue in accordance with the applicable plan document and grant agreements.
     Each of the Options and other equity-based awards will vest as provided in the applicable plan document and grant agreements, provided that in the event that (i) Executive experiences a Separation from Service due to Executive’s death or Disability (as defined below), all Options and all equity awards issued to Executive pursuant to the Burger King Holdings, Inc. 2006 Omnibus Incentive Plan (the “2006 Plan”) or under any other new equity plan established by the Company shall immediately vest on the Date of Separation from Service (as defined below) or (ii) a Change in Control (as defined below) occurs and, within twenty-four (24) months following the date of the Change in Control, Executive experiences a Separation from Service due to either (A) termination of his employment by the Company Without Cause or (B) Executive’s resignation for Good Reason, all Options and all equity awards issued to Executive during Executive’s employment with the Company pursuant to the 2006 Plan or under any other new equity plan established by the Company will become fully vested as of the Date of Separation from Service; provided, that, in the event of a Change in Control where, in the good faith determination of the Board, the acquirer is a Strategic Buyer, Executive shall have the right, for any reason or no reason at all, to resign within the 30 day period following the one year anniversary of the effective date of such Change in Control and such resignation shall be treated as a termination by the Company Without Cause for all purposes under this Agreement and any equity agreement with Executive then in place. Except as otherwise provided in the preceding sentence, following Executive’s Separation from Service with the Company for any reason, all unvested Options and all unvested equity awards issued under the 2006 Plan (or other equity plan established by the Company) shall be immediately cancelled and forfeited and all vested equity awards issued under the 2006 Plan (or other equity plan established by the Company) will remain exercisable until the earlier of (1) the tenth anniversary of the grant date, (2) the first anniversary of the Date of Separation from Service if Executive’s Separation from Service occurs for any reason other than termination by the Company for Cause, and (3) the date of Executive’s Separation from Service for Cause. For purposes of this Agreement, the term “Change in Control” shall have the meaning ascribed to such term in the 2006 Plan.
     Executive and the Company agree that the Restricted Stock Units Award Agreement between Executive and the Company, dated as of May 17, 2006 (the “RSU Grant Agreement”), which provides for the grant to Executive of time-based vesting restricted stock units (the “RSUs”) under the 2006 Plan, is hereby amended as set forth in this paragraph. Notwithstanding anything to the contrary in the RSU Grant Agreement or the 2006 Plan, the RSUs shall be settled as follows: the Company shall deliver to Executive the number of Shares (as defined in the 2006 Plan) equal to the number of RSUs comprising Executive’s Individual Award (as defined in the RSU Grant Agreement) on the Vesting Date (as defined in the RSU Grant Agreement), subject to Executive’s continuous employment with the Company through such Vesting Date, provided that, in the event of Executive’s Separation from Service (as defined herein) with the Company prior to the Vesting Date, (a) the vesting and/or forfeiture of all or any portion of Executive’s RSUs shall be governed by the existing terms of the RSU Grant Agreement and (b) with respect to any RSUs that vest upon Executive’s Separation from Service with the Company, the Company shall deliver to Executive Shares in settlement of such RSUs on the first business day immediately following the six (6) month anniversary of the date of such Separation from Service (rather than on the Vesting Date).
     (b) Annual Incentive Compensation. Executive shall be eligible to receive a target annual performance-based restricted stock and option grant (the “Annual Equity Incentive”) equal to 400% of Executive’s Base Salary, in accordance with the terms and conditions of the 2006 Plan and any applicable grant agreement. The grant date value of the Annual Equity Incentive may be greater or less than 400% of Base Salary depending upon the Company’s performance as determined by the Compensation Committee of the Board with respect to the Annual Equity Incentive.
     8. Employee Benefits.
     (a) General. During the Employment Period, Executive will be eligible to participate in the employee and executive benefit plans and programs maintained by the Company from time to time in which senior executives of the Company are eligible to participate, including to the extent maintained by the Company, life, medical, dental, accidental and disability insurance plans and retirement, deferred compensation and savings plans, in accordance with the terms and conditions thereof as in effect from time to time. The benefits referred to in this Section 8 shall be provided to Executive on a basis that is commensurate with Executive’s position and duties with the Company and shall in no event be less than the current level provided to Executive or, if greater, the level of benefits provided to any other senior executive of the Company.

     (b) Benefit Allowance. With respect to each year during the Employment Period, in addition to the benefits provided under Section 8(a), Executive will be entitled to receive a perquisite allowance in an amount equal to $50,000 (the “Benefits Allowance”), which the Company shall pay to Executive in equal installments, in accordance with the Company’s regular payroll policies, during such fiscal year, subject to Executive’s continued employment with the Company.
     9. Expenses; Etc.
     (a) Business Travel, Lodging, etc. Subject to Section 21(k)(iii) herein, during the Employment Period, the Company will reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by him in connection with the performance of his duties and responsibilities hereunder upon submission of evidence, satisfactory to the Company, of the incurrence and purpose of each such expense, provided that such expenses are permitted under and otherwise in accordance with the terms and conditions of the Company’s business expense reimbursement policy applicable to its senior executives, as in effect from time to time. Subject to Section 21(k)(iii) herein, during the Employment Period, Executive will be provided the opportunity to utilize a private charter jet for business travel (and up to $100,000 per fiscal year of private charter jet travel may be for personal use, which allowance will be calculated using the per hour charge being charged to the Company by the private charter service plus any applicable fuel surcharge), and Executive shall have the right, at his discretion, to fly first class on all other business-related flights. Executive shall also be provided the opportunity to utilize a private car service for personal use.
     (b) Vacation. During the Employment Period, Executive shall be entitled to paid vacation and sick leave benefits equal to the maximum available to any senior executive of the Company, determined without regard to the period of service that might otherwise be necessary to entitle Executive to such vacation or sick leave under company Policy. Executive is currently entitled to five (5) weeks of vacation without carry-over accumulation.
     10. Termination of Employment.
     (a) Termination Due to Death or Disability. Executive’s employment shall automatically terminate upon his death and may be terminated by the Company due to Executive’s Disability (as defined below). In the event that Executive’s employment is terminated due to his Disability or death, no termination benefits shall be payable to or in respect of Executive except as provided in Section 10(f)(i). For purposes of this Agreement, “Disability” means a physical or mental disability that prevents or would prevent the performance by Executive of his duties hereunder for a continuous period of six months or longer. The determination of Executive’s Disability will (i) be made by an independent physician identified by the Company’s disability insurance provider, (ii) be final and binding on the parties hereto and (iii) be based on such competent medical evidence as shall be presented to such independent physician by Executive and/or the Company or by any physician or group of physicians or other competent medical experts employed by Executive and/or the Company to advise such independent physician.

     (b) Termination by the Company for Cause. Executive’s employment may be terminated by the Company for Cause (as defined below). In the event of a termination of Executive’s employment by the Company for Cause, no termination benefits shall be payable to or in respect of Executive except as provided in Section 10(f)(ii). For purposes of this Agreement, “Cause” means (i) a material breach by Executive of any provision of this Agreement; (ii) a material and willful violation by Executive of any applicable Company policy, procedure, rule or regulation, including without limitation, the Burger King Companies’ Code of Business Ethics and Conduct, in each case as any such policy, procedure, rule or regulation may be amended from time to time in the Company’s sole discretion; (iii) the failure by Executive to reasonably and substantially perform his duties hereunder (other than as a result of physical or mental illness or injury); (iv) Executive’s willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of the Company or any of its Affiliates; (v) Executive’s fraud or misappropriation of funds; or (vi) the commission by Executive of a felony or other serious crime involving moral turpitude; provided that in the case of any breach of clauses (i), (ii) or (iii) that is curable, no termination thereunder shall be effective unless the Company shall have given Executive notice of the event or events constituting Cause and Executive shall have failed to cure such event or events within thirty (30) business days after receipt of such notice. If, in the event Executive’s employment is terminated by the Company Without Cause (as defined in subsection (c) below) and, on or before the 12-month anniversary of the applicable Date of Separation from Service of such termination Without Cause, it is determined in good faith by the Board that Executive’s employment could have been terminated for Cause under clauses (iv), (v) or (vi) hereof, Executive’s employment shall, at the election of the Board, be deemed to have been terminated for Cause, effective as of the date of the occurrence of the events giving rise to the Cause termination.
     (c) Termination Without Cause. Executive’s employment may be terminated by the Company Without Cause (as defined below) at any time. In the event of a termination of Executive’s employment by the Company Without Cause, no termination benefits shall be payable to or in respect of Executive except as provided in Section 10(f)(i). For purposes of this Agreement, a termination “Without Cause” shall mean a termination of Executive’s employment by the Company other than for Cause as described in Section 10(b) or on account of death or Disability under Section 10(a).
     (d) Termination by Executive. Executive may terminate his employment for any reason, including for Good Reason (as defined below). In the event of a termination of Executive’s employment by Executive other than for Good Reason, no termination benefits shall be payable to or in respect of Executive except as provided in Section 10(f)(ii) and in the event of a termination of Executive’s employment by Executive for Good Reason, no termination benefits shall be payable to or in respect of Executive except as provided in Section 10(f)(i). For purposes of this Agreement, a termination of employment by Executive for “Good Reason” shall mean a termination by Executive of his employment with the Company within thirty (30) days following the occurrence, without Executive’s consent, of any of the following events: (i) a material diminution in Executive’s position, authority or responsibilities as Chief Executive Officer of the Company, the assignment to Executive by the Company of duties materially inconsistent with the duties associated with the position described in Section 4 herein, the occurrence of acts or conduct on the part of the Company or the board of directors of the Company which prevent Executive from, or substantially hinder Executive in, performing his duties or responsibilities pursuant to this Agreement; (ii) any decrease in Executive’s base pay, any material decrease in Executive’s incentive compensation opportunities or any material decrease in the aggregate employee benefits provided to Executive pursuant to Section 8(a) of this Agreement, other than any decrease caused by the amendment, modification or termination of any employee benefit plan, program or arrangement that is generally applicable to all participants in such plan, program or arrangement; (iii) any other material breach by the Company of a material provision of this Agreement (including without limitation any failure by the Company to obtain agreement by any Successor thereto to expressly assume and agree to perform this Agreement as required by Section 18 herein); (iv) termination of Executive’s employment as a result of his death or Disability; or (v) the Company, other than at the initiative of Executive, requiring Executive to permanently be based anywhere that is more than 75 miles from the Company’s current principal office in Miami, Florida; provided that, except in the case of clause (iv) above, Executive shall have given the Company notice of the event or events constituting Good Reason and the Company shall have failed to cure such event or events within thirty (30) business days after receipt of such notice.
     (e) Procedure for Termination of Employment.
     (i) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (other than as a result of Executive’s death) shall be communicated by a written Notice of Termination addressed to the other party to this Agreement. A “Notice of Termination” shall mean a notice stating that Executive or the Company, as the case may be, is electing to terminate Executive’s employment with the Company (and thereby terminating the Employment Period), and stating the proposed effective date of such termination.
     (ii) Date of Separation from Service. The term “Date of Separation from Service” shall mean, with respect to Executive’s Separation from Service with the Company, (A) if the Separation from Service occurs due to Executive’s death, the date of his death, (B) if the Separation from Service occurs due to termination of Executive’s employment by the Company for Cause or Without Cause, the date on which Notice of Termination is given or, if later, the effective date of termination specified in such Notice of Termination, and (C) if the Separation from Service occurs due to termination of Executive’s employment (I) by the Company due to Executive’s Disability or (II) by Executive for any reason, the date specified in the applicable Notice of Termination, provided that, with respect to any such termination by Executive, such date shall not be less than thirty (30) days nor more than sixty (60) days after the date on which Notice of Termination is given. The Employment Period shall expire on the Date of Separation from Service.
     (iii) Section 409A of the Code. Notwithstanding anything to the contrary in Section 10(e)(ii), the determination of whether and when the Date of Separation from Service occurs for the purpose of determining when any amount that is “nonqualified deferred compensation” subject to Section 409A of the Code becomes due and payable shall be made in a manner consistent with, and based on the presumptions set forth in, Section 1.409A-1(h) of the regulations promulgated under Section 409A of the Code. Solely for purposes of the determination referred to in the preceding sentence, “Company” shall include all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code. In the event that the Date of Separation from Service, as determined in accordance with this Section 10(e)(iii), occurs before the applicable notice period specified in Section 10(e)(ii) has elapsed, the Company may elect to pay, or commence payment of, any amounts to which this Section 10(e)(iii) applies following the completion of such notice period, but not later than the end of the taxable year in which the Date of Separation from Service occurs.
     (f) Payments Upon Certain Terminations.
     (i) In the event of Executive’s Separation from Service due to (I) termination of Executive’s employment by the Company Without Cause (including as a result of the Company’s election not to renew the Employment Period as described in Section 3 herein) or (II) Executive’s resignation from employment for Good Reason (including a deemed resignation as described in clause (iv) of Section 10(d)) during the Employment Period, the Company shall pay to Executive (or, following his death, to Executive’s estate), within thirty (30) days following the Date of Separation from Service, (x) his full Base Salary through the Date of Separation from Service, to the extent not previously paid, (y) reimbursement for any unreimbursed business expenses incurred by Executive prior to the Date of Separation from Service that are subject to reimbursement pursuant to Section 9(a) and (z) payment for vacation time accrued as of the Date of Separation from Service but unused (such amounts under clauses (x), (y) and (z), collectively the “Accrued Obligations”). In addition, in the event of Executive’s Separation from Service as described in this Section 10(f)(i) or 10(a), provided (except in the case of Executive’s Separation from Service due to his death), Executive executes and delivers to the Company, within the applicable period of time provided for under the Age Discrimination in Employment Act of 1967, as amended, and in no event later than sixty (60) days following the Executive’s Date of Separation from Service, an irrevocable Release and Discharge of All Claims substantially in the form approved by the Company, Executive (or, following his death, Executive’s estate) shall be entitled to the following payments and benefits:
     (A) payments of an amount equal to (x) if such Separation from Service occurs prior to a Change in Control, two (2) times, or (y) if such Separation from Service occurs subsequent to a Change in Control, three (3) times, the sum of (I) Executive’s Base Salary as of the Date of Separation from Service, (II) Executive’s target Annual Bonus (as described in Section 6(i) herein) and (III) the annual amount of the Benefits Allowance referred to in Section 8(b) herein, which amount shall be payable in equal installments, in accordance with the Company’s regular payroll policies, during the period beginning on the first business day immediately following the six (6) month anniversary of the Date of Separation from Service and ending on the one (1) year anniversary of the Date of Separation from Service;
     (B) subject to Section 21(k)(iii) herein, continued coverage during the period beginning on the Date of Separation from Service and ending on the (x) second anniversary, if such Separation from Service occurs prior to a Change in Control, or (y) third anniversary, if such Separation from Service occurs subsequent to a Change in Control, of the Date of Separation from Service (the “Severance Period”) under the

Company’s medical, dental and life insurance plans referred to in Section 8(a) (the “Continued Benefits”) for Executive and his eligible dependents participating in such plans immediately prior to the Date of Separation from Service in the same manner that Executive received such benefits during his employment, subject to timely payment by Executive of all premiums, contributions and other co-payments required to be paid by active senior executives of the Company under the terms of such plans as in effect from time to time; and
     (C) to the extent applicable, the Options and other equity awards held by Executive shall vest and be exercisable in accordance with the terms and conditions of Section 7 of this Agreement.
     Executive shall not have a duty to mitigate the costs to the Company under this Section 10(f)(i), nor shall any payments from the Company to Executive of Base Salary be reduced, offset or canceled by any compensation or fees earned by (whether or not paid currently) or offered to Executive during the Severance Period by a subsequent employer or other Person (as defined below) for which Executive performs services, including but not limited to consulting services. Notwithstanding anything in this Section 10(f)(i) to the contrary, (i) in the event of a termination of Executive’s employment with the Company upon Executive’s death or due to his Disability, any payments from the Company to Executive described in Section 10(f)(i)(A) shall be reduced by the value of any Company provided life and disability benefits Executive (or Executive’s estate in the case of his death) is entitled to receive in connection with such death or Disability, and (ii) should Executive receive or be offered health or medical benefits coverage during the Severance Period by a subsequent employer or Person for whom Executive performs services, all similar health and medical benefits coverage provided by the Company to Executive shall immediately terminate.
     (ii) If Executive’s Separation from Service occurs due to (A) termination of Executive’s employment by the Company for Cause or (B) Executive’s resignation from his employment without Good Reason (including as a result of Executive’s election not to renew the Employment Period as described in Section 3 herein), in any such case during the Employment Period, the Company shall pay to Executive (or, in the event of Executive’s death, to his estate) the Accrued Obligations within thirty (30) days following the Date of Separation from Service.
     (iii) Except as specifically set forth in this Section 10(f), no termination payments or benefits or similar payments or benefits (including any payments or benefits under any otherwise applicable plan, policy, program or practice of the Company or its Affiliates) shall be payable to Executive or in respect of Executive’s employment with the Company or its Affiliates.
     (g) Resignation upon Termination. Effective as of any Date of Separation from Service under this Section 10 or otherwise as of the date of Executive’s termination of employment with the Company, Executive shall resign, in writing, from all Board and any Board Committee memberships and other positions then held by him, or to which he has been appointed, designated or nominated, with the Company and its Affiliates, if any.

     11. Confidentiality. Executive agrees that during his employment with the Company and thereafter, Executive will not, directly or indirectly (i) disclose any Confidential Information to any Person (other than, only with respect to the period that Executive is employed by the Company, to an employee of the Company who requires such information to perform his or her duties for the Company), or (ii) use any Confidential Information for Executive’s own benefit or the benefit of any third party. “Confidential Information” means confidential, proprietary or commercially sensitive information relating to (i) the Company or its Affiliates, or members of their management or boards or (ii) any third parties who do business with the Company or its Affiliates, including franchisees and suppliers. Confidential Information includes, without limitation, marketing plans, business plans, financial information and records, operation methods, personnel information, drawings, designs, information regarding product development, other commercial or business information and any other information not available to the public generally. The foregoing obligation shall not apply to any Confidential Information that has been previously disclosed to the public or is in the public domain (other than by reason of a breach of Executive’s obligations to hold such Confidential Information confidential). If Executive is required or requested by a court or governmental agency to disclose Confidential Information, Executive must notify the General Counsel of the Company of such disclosure obligation or request no later than three (3) business days after Executive learns of such obligation or request, and permit the Company to take all lawful steps it deems appropriate to prevent or limit the required disclosure.
     12. Non-Competition. Each of the Company and Executive agrees that Executive will have a prominent role in the management of the business, and the development of the goodwill, of the Company and its Affiliates, and will establish and develop relations and contacts with the principal franchisees, customers and suppliers of the Company and its Affiliates throughout the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Company and its Affiliates. Executive agrees that during his employment with the Company and for the period of one (1) year following Executive’s Separation from Service with the Company, Executive shall not directly or indirectly engage in any activities that are competitive with any business conducted by the Company and Executive shall not, directly or indirectly, become employed by, render services for, engage in business with, serve as an agent or consultant to, or become a partner, member, principal, stockholder or other owner of, any Person or entity that engages in the quick serve restaurant business, provided that Executive shall be permitted to hold a one percent (1%) or less interest in the equity or debt securities of any publicly traded company.
     13. Non-Solicitation. During the period of Executive’s employment with the Company and for the one (1)-year period following Executive’s Separation from Service with the Company, Executive shall not, directly or indirectly, by himself or through any third party, whether on Executive’s own behalf or on behalf of any other Person or entity, (i) solicit or endeavor to solicit, employ or retain, (ii) interfere with the relationship of the Company or any of its Affiliates with, or (iii) attempt to establish a business relationship with (A) any natural person who is or was (during Executive’s employment with the Company) an employee or engaged by the Company to provide services to it, or (B) any Person who is or was (during Executive’s employment with the Company) a franchisee of the Company or any of its Affiliates.

     14. Work Product. Executive agrees that all of Executive’s work product (created solely or jointly with others, and including any intellectual property or moral rights in such work product), given, disclosed, created, developed or prepared in connection with Executive’s employment with the Company, whether ensuing during or after Executive’s employment with the Company (“Work Product”) shall exclusively vest in and be the sole and exclusive property of the Company and shall constitute “work made for hire” (as that term is defined under Section 101 of the U.S. Copyright Act, 17 U.S.C. § 101) with the Company being the person for whom the work was prepared. In the event that any such Work Product is deemed not to be a “work made for hire” or does not vest by operation of law in the Company, Executive hereby irrevocably assigns, transfers and conveys to the Company, exclusively and perpetually, all right, title and interest which Executive may have or acquire in and to such Work Product throughout the world, including without limitation any copyrights and patents, and the right to secure registrations, renewals, reissues, and extensions thereof. The Company and its Affiliates or their designees shall have the exclusive right to make full and complete use of, and make changes to all Work Product without restrictions or liabilities of any kind, and Executive shall not have the right to use any such materials, other than within the legitimate scope and purpose of Executive’s employment with the Company. Executive shall promptly disclose to the Company the creation or existence of any Work Product and shall take whatever additional lawful action may be necessary, and sign whatever documents the Company may require, in order to secure and vest in the Company or its designee all right, title and interest in and to all Work Product and any intellectual property rights therein (including full cooperation in support of any Company applications for patents and copyright or trademark registrations).
     15. Return of Company Property. In the event of termination of Executive’s employment for any reason, Executive shall return to the Company all of the property of the Company and its Affiliates, including without limitation all materials or documents containing or pertaining to Confidential Information, and including without limitation, any company car, all computers (including laptops), cell phones, keys, PDAs, Blackberries, credit cards, facsimile machines, televisions, card access to any Company building, customer lists, computer disks, reports, files, e-mails, work papers, Work Product, documents, memoranda, records and software, computer access codes or disks and instructional manuals, internal policies, and other similar materials or documents which Executive used, received or prepared, helped prepare or supervised the preparation of in connection with Executive’s employment with the Company. Executive agrees not to retain any copies, duplicates, reproductions or excerpts of such material or documents.
     16. Compliance With Company Policies.
     (a) During Executive’s employment with the Company, Executive shall be governed by and be subject to, and Executive hereby agrees to comply with, all applicable Company policies, procedures, rules and regulations, including without limitation, the Burger King Companies’ Code of Business Ethics and Conduct, in each case, as any such policies may be amended from time to time in the Company’s sole discretion.
     (b) Data Protection & Privacy.

     (i) Executive acknowledges that the Company, directly or through its Affiliates, collects and processes data (including personal sensitive data and information retained in email) relating to Executive. Executive hereby agrees to such collection and processing and further agrees to execute the Burger King Corporation Employee Consent to Collection and Processing of Personal Information, a copy of which is attached to this Agreement as Attachment 1, unless a previously executed copy of such Consent is on file with the Company.
     (ii) To ensure regulatory compliance and for the protection of its workers, customers, suppliers and business, the Company reserves the right to monitor, intercept, review and access telephone logs, internet usage, voicemail, email and other communication facilities provided by the Company which Executive may use during his employment with the Company. Executive hereby acknowledges that all communications and activities on Company equipment or premises cannot be presumed to be private.
     17. Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Sections 11 through 16 (inclusive) relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have. All disputes not relating to any request or application for injunctive relief in accordance with this Section 17 shall be resolved by arbitration in accordance with Section 21(b).
     Notwithstanding any other provision hereof, the Company’s obligations to pay Executive any amount or provide Executive with any benefit or right following a termination of Executive’s employment pursuant to Sections 7 and/or 10(f) is subject to Executive’s compliance with his obligations under Sections 11 through 16, inclusive, and in the event that Executive fails in any respect to comply with any such obligations or is deemed to have been terminated for Cause pursuant to Section 10(b), the Company’s obligations to make any additional payments or provide any additional benefits or other rights or entitlements to Executive pursuant to any provision of this Agreement shall immediately cease and Executive shall be required to immediately repay to the Company all amounts theretofore paid to Executive pursuant to Section 10(f). In addition, if not repaid, the Company shall have the right to set off, in accordance with (and to the extent permitted by) Section 409A of the Code and the regulations promulgated thereunder, from any amounts otherwise due to Executive any amounts previously paid pursuant to Section 10(f) (other than the Accrued Obligations). Executive further agrees that the foregoing is appropriate for any such breach inasmuch as actual damages cannot be readily calculated, the amount is fair and reasonable under the circumstances, and the Company would suffer irreparable harm if any of these Sections were breached.
     18. Assumption of Agreement. The Company shall require any Successor thereto, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.

     19. Indemnification. The Company agrees both during and after the Employment Period to indemnify Executive to the fullest extent permitted by its Certificate of Incorporation (including payment of expenses in advance of final disposition of a proceeding) against actions or inactions of Executive during the Employment Period as an officer, director or employee of the Company or any of its Subsidiaries or Affiliates or as a fiduciary of any benefit plan of any of the foregoing. The Company also agrees to provide Executive with directors and officers insurance coverage both during and, with regard to matters occurring during the Employment Period, after the Employment Period. Such coverage shall be at a level at least equal to the level being maintained at such time for the then current officers and directors or, if then being maintained at a higher level with regard to any prior period activities for officers or directors during such prior period, such higher amount with regard to Executive’s activities during such prior period.
     20. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other Person and those contained in any prior employment, consulting or similar agreement, including the Original Agreement, entered into by Executive and the Company or any predecessor thereto or Affiliate thereof) are merged herein and superseded hereby.
     21. Miscellaneous.
     (a) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto. The Company may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means), provided that the Successor to the Company shall expressly assume and agree to perform this Agreement in accordance with the provisions of Section 18.
     (b) Arbitration. Any dispute or controversy arising under or in connection with this Agreement (except in connection with any request or application for injunctive relief in accordance with Section 17) shall be resolved by binding arbitration. The arbitration shall be held in Miami, Florida and, except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by the Company, one appointed by Executive, and the third appointed by the other two arbitrators. All expenses of arbitration shall be borne by the party who incurs the expense, or, in the case of joint expenses, by both parties in equal portions.

     (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without reference to principles of conflicts of laws.
     (d) Payments and Taxes.
     (i) If any payment, distribution or provision of a benefit by the Company to or for the benefit of Executive in connection with a Change in Control, whether paid or payable, distributed or distributable or provided or to be provided pursuant to the terms of this Agreement or otherwise (each a “Payment” and the aggregate of such Payments, the “Aggregate Payment”), would be subject to an excise tax imposed by Section 4999 of the Code that would not have been imposed absent such Payment, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, hereinafter collectively referred to as the “Excise Tax”), Company shall pay to Executive an additional payment (a “Gross-up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes and Excise Taxes imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment (taking into account any similar gross-up payments to Executive under any stock incentive or other benefit plan or program of the Company) equal to the Excise Tax imposed upon the Payments. The determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment shall be made by an independent auditor (the “Auditor”) jointly selected by the Company and Executive. The Auditor shall be a nationally recognized United States public accounting firm. Executive shall notify the Company in writing of any claim by the Internal Revenue Service which, if successful, would require Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Company and Executive) within ten (10) business days after the receipt of such claim. The Company shall notify Executive in writing at least ten (10) business days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, Executive shall cooperate fully with the Company in such action; provided, however, Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company’s action. If, as a result of the Company’s action with respect to a claim, Executive receives a refund of any amount paid by the Company with respect to such claim, Executive shall promptly pay such refund to the Company. If the Company fails to timely notify Executive whether it will contest such claim or the Company determines not to contest such claim, then the Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.
     (ii) Notwithstanding anything in Section 21(d)(i) to the contrary, in the event that the Auditor determines that the Aggregate Payment is equal to less than 110% of the product of (i) three and (ii) Executive’s Base Amount (as such term is defined in Section 280G(b)(3) of the Code and the regulations issued under Section 280G of the Code), the Aggregate Payment will be reduced to the minimum amount as will result in no portion of the Aggregate Payment being subject to the Excise Tax; provided that the payments and/or benefits to be eliminated in effecting such reduction shall be agreed upon between the Company and Executive in accordance with (and to the extent permitted by) Section 409A of the Code and the regulations promulgated thereunder.
     (iii) Any Gross-Up Payment, as determined pursuant to this Section 21(d), shall be paid by the Company to Executive following receipt of the Auditor’s determination as described in Section 21(d)(i), provided that the Gross-Up Payment shall in all events be paid no later than the end of Executive’s taxable year next following Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on the relevant Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim that the Company contests as described in Section 21(d)(i), the calendar year in which such claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Section 21(d) to the contrary, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Gross-Up Payment, and Executive hereby consents to such withholding.
     (iv) The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.
     (e) Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a Person authorized thereby and is agreed to in writing by Executive and the Company. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.
     (f) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
     (g) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

     (A) If to the Company, to it at:
Burger King Corporation
5505 Blue Lagoon Drive
Miami, Florida 33126-2029
Attention: Chief Human Resources Officer
Telephone: 305-378-3755
Facsimile: 305-378-3189
     (B) if to Executive, to him at his residential address as currently on file with the Company.
     (h) Voluntary Agreement; No Conflicts. Executive represents that he is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by Executive of any agreement to which he is a party or by which he or his properties or assets may be bound.
     (i) Counterparts/Facsimile. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
     (j) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.
     (k) Section 409A Compliance.
     (i) The intent of the parties hereto is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
     (ii) It is intended that each installment, if any, of the payments and benefits, if any, provided to Executive under Section 10(f) hereof shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.
     (iii) All reimbursements and in-kind benefits provided under this Agreement (including without limitation Sections 9(a) and 10(f)(i)(B) herein) shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. All expenses or other reimbursements paid pursuant hereto that are taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

     (l) Certain Other Definitions.
     “Affiliate”: with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of any such Person.
     “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”): with respect to any Person, shall mean the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.
     “Person”: any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.
     “Strategic Buyer”: an entity that is engaged in the production of goods or the provision of services other than the investment of capital. Solely by way of example, and without limiting the foregoing, Berkshire Hathaway, Inc. would not be a Strategic Buyer for purposes of this Agreement.
     “Subsidiary”: with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing fifty percent (50%) or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.
     “Successor”: of a Person means a Person that succeeds to the first Person’s assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.
* * * * *

     IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representatives, and Executive has hereunto set his hand, in each case effective as of the date first above written.

BURGER KING CORPORATION
By:	/s/ Peter Smith
	Name:	Peter Smith
	Title:	EVP, Chief Human Resources Officer

EXECUTIVE
/s/ John Chidsey
John Chidsey

ATTACHMENT 1
BURGER KING CORPORATION
EMPLOYEE CONSENT TO COLLECTION
AND PROCESSING OF PERSONAL INFORMATION
Burger King Corporation (the “Company”) has informed me that the Company collects and processes my personal information only for legitimate human resource and business reasons such as payroll administration, to fill employment positions, maintaining accurate benefits records, meet governmental reporting requirements, security, health and safety management, performance management, company network access and authentication. I understand the Company will treat my personal data as confidential and will not permit unauthorized access to this personal data. I HEREBY CONSENT to the Company collecting and processing my personal information for such human resource and business reasons.
I understand the Company may from time-to-time transfer my personal data to the corporate office of the Company (currently located in Miami, Florida, United States of America), another subsidiary, an associated business entity or an agent of the Company, located either in the United States or in another country, for similar human resource and business reasons. I HEREBY CONSENT to such transfer of my personal data outside the country in which I work to the corporate office in the United States of America, another subsidiary or associated business entity or agent for human resource management and business purposes.
I further understand the Company may from time-to-time transfer my personal information to a third party, either in the United States or another country, for processing the information for legitimate human resource and business purposes. I HEREBY CONSENT to the transfer of my personal information for such human resource purposes to a third party.
I understand the Company may from time-to-time collect and process personal information regarding my race and/or national origin for the limited use of complying with legal reporting requirements under the laws of the State of Florida and U.S. federal law. I HEREBY CONSENT to the Company collecting and processing information regarding my race and/or national origin for this purpose.

/s/ John Chidsey
John Chidsey